SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14D-9

SOLICITATION/RECOMMENDATION STATEMENT

UNDER SECTION 14(d)(4) OF THE SECURITIES EXCHANGE ACT OF 1934

TANGOE, INC.

(Name of Subject Company)

TANGOE, INC.

(Name of Person Filing Statement)

Common Stock, par value $0.0001 per share

(Title of Class of Securities)

87582Y108

(CUSIP Number of Class of Securities)

J.D. Foy

Chief Executive Officer

Tangoe, Inc.

33 Executive Blvd.

Orange, CT 06477

(203) 859-9300

(Name, address and telephone number of person authorized to receive notices and communications on behalf of the persons filing statement)

With copies to:

Jay E. Bothwick

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, Massachusetts 02109

Telephone: (617) 526-6000

Telecopy: (617) 526-5000

☒               Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

The information set forth under Items 1.01, 5.03, 8.01 and 9.01 and under “Important Additional Information Will Be Filed with the SEC” and “Cautionary Note Regarding Forward-Looking Statements” of the Current Report on Form 8-K filed by Tangoe, Inc. on April 28, 2017 (including all exhibits attached thereto and incorporated therein by reference), is incorporated herein by reference.